EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. REPORTS SECOND QUARTER 2004 REVENUES AND COMPARABLE RESTAURANT SALES

Huntington Beach, California, July 8, 2004 - Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) reported today that revenues increased approximately 15.4% to $29.3 million for the second quarter ended June 27, 2004 versus $25.4 million for the second quarter of 2003. Comparable restaurant sales increased approximately 4.5% for the three-month period versus 2.1% during the same period a year ago. The increase in comparable restaurant sales during 2004 included a menu price increase of approximately 2% taken during November 2003, as well as a partial period of the 1.5% menu price increase taken during May 2003. The remainder of the comparable restaurant sales increase resulted primarily from customer traffic increases.

The Company intends to release second quarter results after the close of market on Tuesday, July 27, 2004. An investor conference call will be broadcast live over the Internet at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) that same day. A webcast of the investor conference call will be available on the main page of the Company’s web site located at http://www.bjsbrewhouse.com.

During the second quarter, the Company opened a BJ’s Restaurant and Brewery in Laguna Hills, California (June 21, 2004), and subsequent to the second quarter, opened a BJ’s Restaurant and Brewhouse in Summerlin, Nevada (June 30, 2004). The Company also signed four leases during the second quarter for restaurants anticipated to open in 2005: Moreno Valley and San Bruno, California; Sugarland, Texas and Tucson, Arizona.

Chicago Pizza & Brewery, Inc. currently operates 32 casual dining restaurants, some of which incorporate brewpubs. Twenty-two of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona, Summerlin, Nevada, and Lewisville, Clear Lake, Addison and Willowbrook, Texas. In addition, the Company operates three restaurants in Oregon, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.